Exhibit 3.1
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
K-TRON INTERNATIONAL, INC.
ARTICLE I
The name of the corporation (hereinafter called the “Corporation”) is K-TRON INTERNATIONAL, INC.
ARTICLE II
The address of the Corporation’s registered office in the State of New Jersey is 820 Bear Tavern Road, West Trenton, New Jersey 08628. The name of its current registered agent at such address is The Corporation Trust Company.
ARTICLE III
The objects and purposes of the Corporation shall be to engage in any other activity within the purposes for which corporations may be organized under the New Jersey Business Corporation Act.
ARTICLE IV
The amount of the total authorized capital stock of the Corporation shall be One Thousand (1,000) shares of Common Stock, par value $0.01 per share.

ARTICLE V
The number of directors of the Corporation shall be such number, not less than one nor more than twenty-five, as may, from time to time, be determined in accordance with the By-Laws. The number of directors constituting the current Board of Directors of the Corporation is one (1). The name and address of the director are as follows:
John R. Zerkle — One Batesville Boulevard, Batesville, Indiana 47006
ARTICLE VI
To the full extent from time to time permitted by law, no director or officer of the Corporation shall be personally liable to the Corporation or to any of its shareholders for damages for breach of any duty owed to the Corporation or its shareholders except for liability for any breach of duty based upon an act or omission (a) in breach of such director’s or officer’s duty of loyalty to the Corporation or its shareholders, (b) not in good faith or involving a knowing violation of law or (c) resulting in receipt by such director or officer of an improper personal benefit. Neither the amendment or repeal of this Article VI, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article VI, shall eliminate or reduce the protection afforded by this Article VI to a director or officer of the Corporation in respect to any matter which occurred, or any cause of action, suit or claim which but for this Article VI would have accrued or arisen, prior to such amendment, repeal or adoption.
ARTICLE VII
The Corporation shall indemnify its directors and officers to the full extent permitted by Section 14A:3-5 of the New Jersey Business Corporation Act.

     IN WITNESS WHEREOF, the Corporation has caused its duly authorized officer to execute this Amended and Restated Certificate of Incorporation as of the 1st day of April, 2010.

K-TRON INTERNATIONAL, INC.
By	/s/ Robert E. Wisniewski
	Name:	Robert E. Wisniewski
	Title:	Senior Vice President, Chief Financial Officer and Treasurer